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Exhibit 12
                                   USW-C, Inc.
                       RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in Millions)
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                                                   Quarter Ended
                                                03/31/98  03/31/97
------------------------------------------      --------  --------
Income before income taxes                     $    693  $    670
Interest expense (net of amounts
  capitalized)                                       97       103
Interest factor on rentals (1/3)                     22        20
                                                --------  --------
Earnings                                       $    812  $    793

Interest expense                               $    103  $    110
Interest factor on rentals (1/3)                     22        20
                                                --------  --------
Fixed charges                                  $    125  $    130

Ratio of earnings to fixed charges                 6.50      6.10
------------------------------------------      --------  --------

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